EXHIBIT 99.1

NEWS RELEASE
                                                           June 5, 2009


    AEHI signs agreement with Source Capital Group to fund Idaho nuclear site

Boise, Idaho, June 5, 2009 - Alternate Energy Holdings, Inc (OTC: AEHI.PK): AEHI signs an agreement to utilize Source Capital Group, Inc. to raise capital for the Idaho nuclear plant site project this week. The funds will cover land, water rights and engineering services to obtain NRC approval to construct and operate an advanced nuclear plant in Elmore County, Idaho. CEO Don Gillispie said, "This is a major step in the process to bring the first commercial nuclear plant to Idaho and the first advanced nuclear plant to the western US that is so in need of clean, low cost base load power to sustain industry and agriculture. We are very pleased to have a company with Source Capital's experience in raising funds for energy projects on board." Richard Kreger, Senior Managing Director of Investment Banking for Source Capital, stated that "Mr. Gillispie and his team have an extensive background in the nuclear power industry and have developed a compelling plan to create a new and much needed energy source for the western United States. We are excited to bring the merits of their vision to investors in an effort to ensure the success of this worthy project."

About Source Capital Group, Inc. (www.sourcegrp.com)
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Source Capital Group, Inc. is a full-service financial institution, specializing in middle-market investment banking transactions, distressed and high yield debt securities, investment management, mortgages, and business lending. Source has provided equity, debt, and structured finance solutions to both public and private companies in a variety of industries, including energy, oil and gas, telecommunications, technology, biotech, and consumer goods. Source Capital Group, Inc. was founded in 1992 and is headquartered in Westport, Connecticut, member FINRA / SIPC.

About Alternate Energy Holdings, Inc. (www.alternateenergyholdings.com)
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Alternate Energy Holdings develops and markets  innovative clean energy sources.
Current projects include the Idaho Energy Complex (an advanced nuclear plant and bio-fuel generation facility), Energy Neutral which removes energy demands from homes and businesses (www.energyneutralinc.com), Colorado Energy Park and International Reactors, Inc., which assists developing countries with nuclear reactors for power generation, production of potable water and other suitable applications.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain certain forward-looking statements within the meaning of Sections 27A & 21E of the amended Securities and Exchange Acts of 1933-34,which are intended to be covered by the safe harbors created thereby. Although AEHI believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that these statements included in this press release will prove accurate.


US Investor Relations:

208-939-9311

invest@aehipower.com